NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
AND PUBLIC RELATIONS	AND COMMUNITY RELATIONS
502-774-7928	502-774-6903
BROWN-FORMAN REPORTS STRONG YEAR-TO-DATE RESULTS
OPERATING INCOME UP DOUBLE-DIGITS
Louisville, KY, March 7, 2018 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its third quarter and the first nine months of fiscal 2018, ended January 31, 2018. For the third quarter, the company’s reported net sales1 increased 9% to $878 million (+6% on an underlying basis2) compared to the same prior-year period. Reported operating income increased 11% in the quarter to $304 million (+5% on an underlying basis) and diluted earnings per share of $0.39 increased 4%. Earnings per share incorporates the five for four stock split implemented on February 28, 2018, and was negatively impacted by $0.05 due to the net impact of U.S. tax reform.

For the first nine months of the fiscal year, the company’s reported net sales increased 9% to $2,515 million (+7% on an underlying basis) compared to the same prior-year period. Reported net sales growth benefited by two percentage points from foreign exchange and one percentage point from changes in distributor inventories. Reported operating income increased 15% year-to-date to $894 million (+11% on an underlying basis) and diluted earnings per share of $1.25 increased 17%.

Paul Varga, the company's Chief Executive Officer said, "Brown-Forman’s business momentum continued through the third quarter, resulting in year-to-date underlying net sales and operating income growth of 7% and 11%, respectively, and even stronger on a reported basis. The results were well-balanced by geography and driven by 8% underlying net sales growth for our Jack Daniel’s led American whiskey portfolio. Our accelerated rates of growth keep us on track to deliver high quality, top-tier results in fiscal 2018. We are reaffirming our underlying outlook for net sales growth of 6-7% and operating income of 8-9%, and adjusting our EPS range to account for tax reform and related items.”

Year-to-date Fiscal 2018 Highlights

•	Underlying net sales grew 7% (+9% reported), with balanced geographic[3] and portfolio[3] contribution:

◦	Emerging markets grew underlying net sales by 15% (+19% reported)

◦	The United States grew underlying net sales by 5% (+7% reported) and non-US developed markets grew underlying net sales by 6% (+9% reported)

◦	The Jack Daniel’s family of brands grew underlying net sales 7% (+10% reported), including 5% growth (+7% reported) for Jack Daniel’s Tennessee Whiskey

◦	The company’s super- and ultra-premium American whiskey brands grew underlying net sales +16% (+21% reported), including 22% growth from Woodford Reserve (+25% reported)

◦	Herradura and el Jimador grew underlying net sales 20% and 9% (+19% and +13%, reported)

•	Underlying operating income grew 11% (+15% reported)

•
The company reaffirmed its fiscal 2018 underlying outlook for net sales growth of 6% to 7% and operating income growth of 8% to 9%. Split-adjusted fiscal 2018 EPS of $1.43 to $1.48 includes an expected full year negative impact due to tax reform of $0.03 and a negative impact of $0.10 from creating the previously announced charitable foundation during the fourth quarter.

Year-to-date Fiscal 2018 Performance By Market

Year-to-date underlying net sales grew 5% (+7% reported) in the United States. The increase in sales growth was driven by broad-based gains from the Jack Daniel’s family of brands, including Tennessee Whiskey, Tennessee Honey, Tennessee Fire, Gentleman Jack and the portfolio of RTDs/RTP (RTDs). The company also continued to roll-out Jack Daniel’s Tennessee Rye in the United States, with a solid initial response from our trade partners and consumers. The company’s American whiskey portfolio continues to grow rapidly in the United States, including strong double-digit underlying net sales gains from Woodford Reserve and Old Forester. Herradura and el Jimador tequila also grew underlying net sales double-digits in the United States as both brands maintained their solid momentum in the on and off-premise.

Sales in the company’s developed markets outside of the United States remained robust, delivering year-to-date underlying net sales growth of +6% (+9% reported). The United Kingdom and Germany grew underlying net sales by +6% (+10% reported) and +11% (+16% reported), respectively. Australia’s underlying net sales jumped 10% (+10% reported). Japan was the only one of our top ten markets that declined, due primarily to volume declines in Early Times. France’s underlying net sales increased +5% (+10% reported) and Canada grew +2% (+4% reported). After launching our owned distribution in Spain last summer, results have continued to accelerate, resulting in double-digit year-to-date underlying net sales growth.

Trends in the emerging markets remained strong, despite increasingly difficult comparisons. Underlying net sales in the emerging markets jumped 15% (+19% reported) year-to-date. The company’s two largest emerging markets, Mexico and Poland, both grew underlying net sales by 10% (+13% and +25% reported, respectively), fueled by strong demand for the Jack Daniel’s family of brands as well as growth of tequilas in Mexico. In emerging markets excluding Mexico and Poland, underlying net sales grew in the high teens, as economic conditions have improved and currencies have stabilized. Russia, Turkey, Brazil, Thailand, China and Ukraine grew underlying net sales well into the double-digits.

Travel Retail continued to deliver solid rates of growth, with underlying net sales up 11% (+17% reported) through the first nine months of the fiscal year. Jack Daniel's Tennessee Whiskey is growing well across travel retail, and other brands, such as Gentleman Jack and Woodford Reserve are growing quickly as the company brings this great super-premium American whiskey portfolio to new markets through this channel. Passenger volumes are also continuing to improve, including Russian travelers, and foreign exchange volatility has lessened.

Year-to-date Fiscal 2018 Performance By Brand

The company’s underlying net sales growth was led by the Jack Daniel’s family, up 7% (+10% reported). Jack Daniel’s Tennessee Whiskey experienced 5% underlying net sales growth (+7% reported) globally, with strong volume gains in markets outside of the United States. Jack Daniel’s Tennessee Honey’s underlying net sales grew 9% (+11% reported). Gentleman Jack also grew underlying net sales 9% (+11% reported), as the new advertising campaign and increased media spend is bolstering results. Jack Daniel’s Tennessee Fire’s underlying net sales grew 15% (+22% reported), as the brand continues to benefit from its global rollout and U.S. on-premise momentum. Jack Daniel’s RTD business has delivered strong underlying net sales growth, up 14% (+17% reported). This growth has been helped by innovation, including Jack Daniel’s Cider, Jack Daniel’s American Serve, Jack Daniel’s Lynchburg Lemonade and Southern Peach Country Cocktails.

Brown-Forman’s portfolio of super- and ultra-premium American whiskey brands, including Woodford Reserve, Jack Daniel’s Single Barrel and Gentleman Jack, delivered 16% underlying net sales growth (+21% reported). Woodford Reserve grew underlying net sales 22% (+25% reported). Old Forester grew well into the double-digits, powered by a shift in product mix to more premium offerings and volumetric gains.

Finlandia vodka grew underlying net sales 7% (+14% reported). Russia’s results grew nicely due to the combination of better takeaway trends and buy-ins in advance of a route-to-consumer change. This strength was partially offset by a continued pressure in Poland due to the extremely competitive marketplace.

el Jimador grew underlying net sales by 9% (+13% reported), fueled by strong takeaway trends in the United States as the company continues to invest in building brand awareness. Herradura grew underlying net sales by 20% (+19% reported). Both the United States and Mexico experienced double-digit gains, and Mexico benefited from continued growth of Herradura Ultra. New Mix’s underlying net sales growth increased at a high single-digit rate.

Other P&L Items

Company-wide price/mix contributed two percentage points to the 7% year-to-date underlying net sales growth (+9% reported). Underlying gross profit grew 7% (+10% reported). As expected, higher cost of goods began to materialize, resulting in modest pressure on underlying gross margins during the third quarter, although year-to-date reported gross margins remain up slightly due to an increase in volumes of higher margin brands and foreign exchange tailwinds. The company expects higher costs in the fourth quarter, due in part to the phasing of expenses during fiscal 2018.

Year-to-date underlying A&P spend increased 5% (+8% reported), as the company continued to invest in the Jack Daniel’s family of brands, the fast growing bourbon and tequila brands, as well as brands such as Slane Irish whiskey. Underlying SG&A was flat compared to the prior year (+2% reported) as the company maintained its focus on tightly managing costs, including leveraging its assets and prior investments.

The company delivered underlying operating income growth of 11% (+15% reported) during the first nine months of the year, and operating margin expanded by 170 basis points to 35.5%, buoyed by the favorable phasing of year-to-date operating expenses. Operating expenses are expected to be higher in the fourth quarter, resulting in a more modest operating margin expansion for the full fiscal year.

U.S. Tax Reform/Other

Tax reform reduces the U.S. corporate income tax rate from 35% to 21%. Given the company’s fiscal year ends on April 30, 2018, the lower U.S. corporate tax rate will phase in to the company’s results over two fiscal years, resulting in a 30.4% statutory rate for fiscal 2018, and then dropping to 21% for fiscal 2019.

Third quarter results were negatively impacted by one-time items related to U.S. tax reform, but will benefit on an ongoing basis due to the lower statutory rate. The third quarter impact included a combined negative impact to earnings per share of $0.05 due to three main items:

One-time transitional items:	3Q18 EPS Benefit/(Expense)
Repatriation tax	$(0.19)
Re-measurement of net U.S. deferred taxes	$0.10
Ongoing effect of U.S. tax reform	$0.04
Total 3Q18 Tax Impact	$(0.05)

Looking ahead to fiscal 2019, the company anticipates that the effective tax rate will be in the 21-23% range, and that the immediate annualized ongoing cash tax savings will be in the $65 to $75 million range, a portion of which will be realized in fiscal 2018.

Additionally, U.S. tax reform afforded the company an opportunity to tax efficiently fund the pension and charitable giving programs that would have otherwise been funded in future years. As a result, the company funded the pension liability of $120 million and plans to establish a $60 to $70 million foundation during the fourth quarter to support the company’s charitable giving program in the communities where Brown-Forman employees live and work. The formation of the foundation will result in a one-time negative impact to earnings per share of $0.10 in fiscal 2018, and is expected to partially reduce the P&L impact of the company’s annual giving on an ongoing basis.

In total, the company anticipates that full year, fiscal 2018’s earnings per share will be negatively impacted by roughly $0.13 due to the full year impact of tax reform and the creation of a charitable foundation.

Financial Stewardship

Through January 31, 2018, the company delivered a trailing twelve month reported operating margin of 34.4% and ROIC2,4 of 21.0%.

On January 23, 2018, Brown-Forman declared a five for four stock split, paid on February 28, 2018. Third quarter and year-to-date results are presented using the new, split-adjusted diluted share count of 484 million shares.

On January 23, 2018, Brown-Forman declared a special dividend of $1.00 on the split-adjusted Class A and Class B common stock. The special cash dividend is payable on April 23, 2018 to stockholders of record on April 2, 2018. On January 23, 2018, Brown-Forman also declared a regular quarterly cash dividend of $0.158 per share on the split-adjusted Class A and Class B common stock, equating to an annualized cash dividend of $0.632 per share. The quarterly cash dividend is payable on April 2, 2018 to stockholders of record on March 5, 2018.

Brown-Forman has paid regular quarterly cash dividends for 72 consecutive years and has increased the dividend for 34 consecutive years.

Regarding the updated outlook for fiscal 2018, Varga added, “In line with what we shared last quarter, we still anticipate that higher operating investments and cost of sales during the fourth quarter will moderate the rate of full year operating margin expansion. Notwithstanding the phasing of costs, some of which are one-time in nature, we remain on track to deliver significantly accelerated top-line growth in fiscal 2018 given the strength of our premium American whiskey portfolio. While we expect an ongoing benefit to our earnings and cash flow in future years due to tax reform, we will carefully evaluate additional opportunities to invest in the long-term growth of our business as part of our fiscal 2019 annual planning process.”

Revised Fiscal Year 2018 Outlook
The global economy has improved modestly over the last year, but emerging markets remain volatile, and the competitive landscape has intensified in the developed world, making it difficult to accurately predict future results. Assuming current trends continue, the company anticipates:

1.	Underlying net sales growth of 6% to 7%.

2.	A modest increase in underlying SG&A driven in part by compensation related expenses, and underlying A&P growth roughly in line with underlying net sales growth.

3.	Underlying operating income growth of 8% to 9%.

4.	Diluted earnings per share of $1.43 to $1.48, which now includes $0.03 of expense from tax reform, $0.10 of expense from the establishment of a foundation, and $0.03 of foreign exchange benefit.

FY18 EPS
Prior FY18 Outlook as of 2Q18[a]	$1.90-$1.98
Split adjusted Prior Outlook[b]	$1.52-$1.58
Underlying changes to Outlook	$0.00
Foreign exchange	$0.03
Tax Reform[c]	($0.03)
Establishment of Charitable Foundation - 4Q18[d]	($0.10)
Updated FY18 Outlook	$1.43-$1.48
[a] FY18 GAAP EPS Outlook shared on 12-6-17
[b] Adjusted for the five for four stock split from February 28, 2018
[c] Includes provisional net negative effect of $0.05 in 3Q18 and ongoing tax benefit of $0.02 in 4Q18
[d] Foundation expected to be created in 4Q18 and result in an ongoing P&L benefit
Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial +1-706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call. A live audio broadcast of the conference call, and the accompanying presentation slides, will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, information regarding the digital audio recording of the conference call and the presentation slides will also be on the website. The replay will be available for at least 30 days following the conference call.

For nearly 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Old Forester, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, Chambord, BenRiach, GlenDronach and Slane. Brown-Forman’s brands are supported by over 4,700 employees and sold in more than 165 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing, and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel, or other on-premise declines; shifts in demographic trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse, or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, labor, or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade, or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance, or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules
For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2017 and 2018
(Dollars in millions, except per share amounts)

	2017	2018	Change

Sales	$1,059	$1,156	9%
Excise taxes	251	278	11%
Net sales	808	878	9%
Cost of sales	272	291	7%
Gross profit	536	587	9%
Advertising expenses	102	114	11%
Selling, general, and administrative expenses	162	173	7%
Other expense (income), net	(1)	(4)
Operating income	273	304	11%
Interest expense, net	15	15
Income before income taxes	258	289	12%
Income taxes	76	99
Net income	$182	$190	4%

Earnings per share:
Basic	$0.38	$0.39	4%
Diluted	$0.38	$0.39	4%

Gross margin	66.4%	66.8%
Operating margin	33.8%	34.6%

Effective tax rate	29.4%	34.4%

Cash dividends paid per common share	$0.146	$0.158

Shares (in thousands) used in the
calculation of earnings per share
Basic	480,650	480,361
Diluted	483,958	484,244

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2017 and 2018
(Dollars in millions, except per share amounts)

	2017	2018	Change

Sales	$2,969	$3,251	9%
Excise taxes	670	736	10%
Net sales	2,299	2,515	9%
Cost of sales	758	825	9%
Gross profit	1,541	1,690	10%
Advertising expenses	291	314	8%
Selling, general, and administrative expenses	488	497	2%
Other expense (income), net	(16)	(15)
Operating income	778	894	15%
Interest expense, net	42	45
Income before income taxes	736	849	15%
Income taxes	212	242
Net income	$524	$607	16%

Earnings per share:
Basic	$1.08	$1.26	17%
Diluted	$1.07	$1.25	17%

Gross margin	67.0%	67.2%
Operating margin	33.8%	35.5%

Effective tax rate	28.7%	28.5%

Cash dividends paid per common share	$0.418	$0.450

Shares (in thousands) used in the
calculation of earnings per share
Basic	486,105	480,193
Diluted	489,620	483,511

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2017	January 31, 2018
Assets:
Cash and cash equivalents	$182	$287
Accounts receivable, net	557	725
Inventories	1,270	1,343
Other current assets	342	286
Total current assets	2,351	2,641

Property, plant, and equipment, net	713	766
Goodwill	753	768
Other intangible assets	641	680
Other assets	167	187
Total assets	$4,625	$5,042

Liabilities:
Accounts payable and accrued expenses	$501	$584
Dividends payable	—	557
Accrued income taxes	9	18
Short-term borrowings	211	327
Current portion of long-term debt	249	—
Total current liabilities	970	1,486

Long-term debt	1,689	1,770
Deferred income taxes	152	61
Accrued postretirement benefits	314	282
Other liabilities	130	242
Total liabilities	3,255	3,841

Stockholders’ equity	1,370	1,201

Total liabilities and stockholders’ equity	$4,625	$5,042

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2017 and 2018
(Dollars in millions)

	2017	2018

Cash provided by operating activities	$445	$562

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(307)	—
Additions to property, plant, and equipment	(71)	(100)
Other	(2)	(1)
Cash used for investing activities	(380)	(101)

Cash flows from financing activities:
Net change in short-term borrowings	(24)	111
Repayment of long-term debt	—	(250)
Proceeds from long-term debt	717	—
Debt issuance costs	(5)	—
Acquisition of treasury stock	(561)	(1)
Dividends paid	(203)	(216)
Other	(35)	(24)
Cash used for financing activities	(111)	(380)

Effect of exchange rate changes on cash and cash equivalents	(20)	24

Net increase (decrease) in cash and cash equivalents	(66)	105

Cash and cash equivalents, beginning of period	263	182

Cash and cash equivalents, end of period	$197	$287

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	January 31, 2018	January 31, 2018	April 30, 2017

Reported change in net sales	9%	9%	(3)%
Acquisitions & divestitures	—%	—%	3%
Foreign exchange	(4)%	(2)%	2%
Estimated net change in distributor inventories	1%	(1)%	1%

Underlying change in net sales	6%	7%	3%

Reported change in gross profit	9%	10%	(6)%
Acquisitions & divestitures	—%	—%	4%
Foreign exchange	(5)%	(2)%	3%
Estimated net change in distributor inventories	1%	(1)%	1%

Underlying change in gross profit	5%	7%	3%

Reported change in advertising	11%	8%	(8)%
Acquisitions & divestitures	—%	—%	8%
Foreign exchange	(5)%	(2)%	2%

Underlying change in advertising	6%	5%	2%

Reported change in SG&A	7%	2%	(3)%
Acquisitions & divestitures	—%	—%	—%
Foreign exchange	(3)%	(1)%	1%

Underlying change in SG&A	4%	—%	(2)%

Reported change in operating income	11%	15%	(35)%
Acquisitions & divestitures	—%	—%	35%
Foreign exchange	(7)%	(1)%	4%
Estimated net change in distributor inventories	2%	(2)%	3%

Underlying change in operating income	5%	11%	7%

Note: Totals may differ due to rounding
See endnote 2 - “Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Nine Months Ended January 31, 2018

	% Change vs. Prior Year Period
Brand[3]	Depletions[3]		Net Sales[2]
	9-Liter	Equivalent Conversion[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
Jack Daniel’s Family	8%	8%	10%	—%	(2)%	(1)%	7%
Jack Daniel’s Tennessee Whiskey	6%	6%	7%	—%	(2)%	—%	5%
Jack Daniel’s Tennessee Honey	9%	9%	11%	—%	(2)%	—%	9%
Jack Daniel’s RTDs	11%	11%	17%	—%	(3)%	—%	14%
Gentleman Jack	9%	9%	11%	—%	(1)%	(1)%	9%
Jack Daniel’s Tennessee Fire	14%	14%	22%	—%	(1)%	(6)%	15%
Woodford Reserve	23%	23%	25%	—%	—%	(3)%	22%
Finlandia	3%	3%	14%	—%	(6)%	(1)%	7%
el Jimador	7%	7%	13%	—%	—%	(4)%	9%
Herradura	15%	15%	19%	—%	(2)%	2%	20%
All Other Brands	0%	0%	2%	—%	(2)%	—%	—%
Subtotal	6%	6%	10%	—%	(2)%	(1)%	7%
Other Non-Branded		NM	(2)%	15%	0%	—%	13%
Total Portfolio	6%	6%	9%	0%	(2)%	(1)%	7%
Other Brand Aggregations
American whiskey		NM	11%	—%	(2)%	(1)%	8%
Super/Ultra-premium American whiskey		NM	21%	—%	(1)%	(5)%	16%
Old Forester & Woodford Reserve		NM	26%	—%	—%	(4)%	22%
el Jimador, Herradura, & New Mix		NM	15%	—%	(2)%	(1)%	13%
See endnote 2 - “Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Nine Months Ended January 31, 2018

Geographic Area[3]	Net Sales[2]
	Reported	Acquisitions and Divestitures	Foreign Exchange	Estimated Net Change in Distributor Inventories	Underlying
United States	7%	—%	—%	(2)%	5%
Europe	15%	—%	(6)%	1%	9%
United Kingdom	10%	—%	(3)%	—%	6%
Germany	16%	—%	(5)%	—%	11%
France	10%	—%	(5)%	—%	5%
Poland	25%	—%	(15)%	—%	10%
Russia	62%	—%	(4)%	(22)%	37%
Rest of Europe	12%	—%	(6)%	3%	9%
Australia	10%	1%	(2)%	—%	10%
Other geographies	8%	—%	(1)%	1%	9%
Mexico	13%	—%	(3)%	1%	10%
Japan	(13)%	—%	2%	4%	(7)%
Canada	4%	—%	1%	(2)%	2%
Remaining geographies	11%	—%	—%	2%	12%
Travel Retail[3]	17%	—%	1%	(7)%	11%
Other non-branded[3]	(2)%	15%	—%	—%	13%
Total	9%	—%	(2)%	(1)%	7%
Other Geographic Aggregations
Developed - including United States	7%	—%	(1)%	(1)%	5%
Developed - excluding United States	9%	—%	(4)%	1%	6%
Emerging	19%	—%	(5)%	—%	15%
See "Endnote 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures

Use of Non-GAAP Financial Information. We use certain financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. The non-GAAP measures we use in this press release may not be defined and calculated by other companies in the same manner. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B and C to this press release.
“Underlying change” in income statement measures. We present changes in certain income statement measures, or line items, that are adjusted to an “underlying” basis. We use “underlying change” for the following income statement measures: (a) underlying net sales, (b) underlying cost of sales, (c) underlying gross profit, (d) underlying advertising expenses, (e) underlying selling, general and administrative (SG&A) expenses, (f) underlying other expense (income) and (g) underlying operating income. To calculate these measures, we adjust, as applicable, for (a) acquisitions and divestitures, (b) foreign exchange and (c) estimated net changes in distributor inventories. We explain these adjustments below.

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“Acquisitions and divestitures.” This adjustment removes (a) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction gains or losses, transaction costs and integration costs) and (b) the effects of operating activity related to acquired and divested brands for periods that are not comparable on a year-over-year basis (non-comparable periods). By excluding non-comparable periods, we therefore include the effects of acquired and divested brands only to the extent that results are comparable on a year-over-year basis.

In fiscal 2016, we sold our Southern Comfort and Tuaca brands and related assets to Sazerac Company, Inc. and entered into a related transition services agreement (TSA). During fiscal 2017, we completed our obligations under the TSA. This adjustment removes the net sales and operating expenses recognized in fiscal 2017 pursuant to the TSA related to (a) contract bottling services and (b) distribution services in certain markets.
On June 1, 2016, we acquired The BenRiach Distillery Company Limited (BenRiach). This adjustment removes (a) transaction and integration costs related to the acquisition and (b) operating activity for the acquisition for the non-comparable period. For both fiscal 2017 and 2018, the non-comparable period is the month of May.

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“Foreign exchange.” We calculate the percentage change in our income statement line items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates and remove foreign exchange gains and losses from the current and prior-year periods.

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“Estimated net change in distributor inventories.” This adjustment refers to the estimated net effect of changes in distributor inventories on changes in our income statement line items. For each period compared, we use depletion information provided by our distributors to estimate the effect of distributor inventory changes on our income statement line items.

We use the non-GAAP measures “underlying change” for the following reasons: (a) to understand our performance from period to period on a consistent basis; (b) to compare our performance to that of our competitors; (c) in connection with management incentive compensation calculations; (d) in our planning and forecasting processes; and (e) in communications concerning our financial performance with the board of directors, stockholders, and investment analysts. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
“Return on average invested capital.” This measure refers to the sum of net income and after-tax interest expense, divided by average invested capital. Average invested capital equals assets less liabilities, excluding interest-bearing debt, and is calculated using the average of the most recent 13 month-end balances. After-tax interest expense equals interest expense multiplied by one minus our effective tax rate. We use this non-GAAP measure because we consider return on average invested capital to be a meaningful indicator of how effectively and efficiently we use capital invested in our business.
Note 3 - Definitions
From time to time, in order to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund and we aggregate brands by spirits category. Below are definitions of the aggregations used in this press release.
Geographic Aggregations.

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“Developed” markets are “advanced economies” as defined by the International Monetary Fund, with the largest for Brown-Forman being the United States, the United Kingdom and Australia. Developed international markets are developed markets excluding the United States.

•	“Emerging” markets are “emerging and developing economies” as defined by the International Monetary Fund, with the largest for Brown-Forman being Mexico and Poland.
In Schedule C, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2017 net sales. In addition to markets that are listed by country name, we include the following aggregations:

•	“Rest of Europe” includes all markets in the continent of Europe and the Commonwealth of Independent States countries other than those specifically listed.

•	“Remaining geographies” All other markets (approximately 110), other than those specifically listed or included in “Rest of Europe”, with the largest being Brazil, South Africa and China.

•	“Travel Retail” represents our sales to global duty free customers, travel retail customers and the U.S. military.

•	“Other non-branded” includes used barrel, bulk whiskey and wine and contract bottling sales.
Brand Aggregations.

•	“American whiskey” products include the Jack Daniel’s family of brands, premium bourbons, and Early Times.

•	“Super/Ultra-premium American whiskey brands” include Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select and No. 27 Gold.

•	“Premium bourbon” products include Old Forester and Woodford Reserve.

•	“Tequila” products include el Jimador, Herradura, and New Mix.
In Schedule B, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2017 net sales. In addition to brands that are listed by name, we include the following aggregations:

•	“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s Tennessee Honey (JDTH), Jack Daniel’s RTD and RTP products (JD RTDs/RTP), Gentleman Jack,

Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Single Barrel Collection, Jack Daniel’s Tennessee Rye Whiskey, Jack Daniel’s Sinatra Select and Jack Daniel’s No. 27 Gold Tennessee Whiskey.

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“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s & Diet Cola, Jack & Ginger, Jack Daniel’s Country Cocktails, Gentleman Jack & Cola, Jack Daniel’s Double Jack, Jack Daniel’s American Serve, Jack Daniel’s Tennessee Honey RTD, Jack Daniel’s Cider (JD Cider), Jack Daniel’s Lynchburg Lemonade (JD Lynchburg Lemonade) and the seasonal Jack Daniel’s Winter Jack RTP.

Other Metrics.

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“Depletions.” When discussing volume, unless otherwise specified, we refer to “depletions,” a term commonly used in the beverage alcohol industry. Depending on the context, “depletions” means either (a) our shipments directly to retailers or wholesalers, or (b) shipments from our distributor customers to retailers and wholesalers. We generally record revenues when we ship our products to our customers, so our reported sales for a period do not reflect actual consumer purchases during that period. We believe that our depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.

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“Drinks-equivalent.” Volume is discussed on a nine-liter equivalent unit basis (nine-liter cases) unless otherwise specified. At times, we use a “drinks-equivalent” measure for volume when comparing single-serve ready-to-drink (RTD) or ready-to-pour (RTP) brands to a parent spirits brand. “Drinks-equivalent” depletions are RTD and RTP nine-liter cases converted to nine-liter cases of a parent brand on the basis of the number of drinks in one nine-liter case of the parent brand. To convert RTD volumes from a nine-liter case basis to a drinks-equivalent nine-liter case basis, RTD nine-liter case volumes are divided by 10, while RTP nine-liter case volumes are divided by 5.

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“Consumer takeaway.” When discussing trends in the market, we refer to “consumer takeaway”, a term commonly used in the beverage alcohol industry. “Consumer takeaway” refers to the purchase of product by the consumer from the retail outlet as measured by volume or retail sales value. This information is provided by third-parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric.

Note 4 - Reconciliation of Non-GAAP ROIC
Non-GAAP ROIC Calculation

$ millions		Three months ended April 30, 2017	Nine months ended January 31, 2018	Twelve months ended January 31, 2018
Reported net income	{a}	$144	$607	$751
Reported after-tax interest expense[1]	{b}	11	35	46
Reported net income and after-tax interest expense		$155	$642	$797

Average invested capital				3,796
ROIC				21.0%

[1] After-tax interest expense equals interest expense from the consolidated income statement multiplied by one minus our effective tax rate also from the consolidated income statement
{a} Consolidated income statement
{b} Consolidated income statement and accompanying notes